UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
		              (Amendment No. 1)

                     Mindray Medical International Limited
                               (Name of Issuer)

                            Class A Ordinary Shares
                        (Title of Class of Securities)

                                  602675100
                                (CUSIP Number)

                              December 31, 2011
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 602675100


       1.    Names of Reporting Person

             Generation Investment Management LLP

	     I.R.S. Identification Nos. of above person: 98-0456791

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             London, United Kingdom

       		 5.  Sole Voting Power:  2,436,124
Number of
Shares           6.  Shared Voting Power:  0
Beneficially
Owned by         7.  Sole Dispositive Power:    3,316,777
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             3,316,777

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.88%

       12.   Type of Reporting Person

	     IA

Item 1. (a)  Issuer: Mindray Medical International Limited

        (b)  Address of Issuer's Principal Executive Offices:

             Mindray Building, Keji 12th Road South
	     Hi-Tech Industrial Park
	     Nanshan, Shenzhen 518057
	     People's Republic of China

Item 2. (a)  Name of Person Filing:

             Generation Investment Management LLP

	(b)  Address of Principal Business Office, or, if None, Residence:

             One Vine Street
             London, United Kingdom  W1J 0AH

        (c)  Citizenship:

             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities

             Common Stock

        (e)  CUSIP Number: 602675100

Item 3.  This Statement is filed pursuant to Rule 13d-1(c).

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         X

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2012
                                       Generation Investment Management LLP

                                       By: /s/ David Blood
                                       --------------------------
                                       Name: David Blood
                                       Title: Chief Executive Officer